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                                                                     EXHIBIT 11

                           MONARCH DENTAL CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             THREE MONTHS ENDED                       NINE MONTHS ENDED

                                                    SEPTEMBER 30, 1996 SEPTEMBER 30, 1997  SEPTEMBER 30, 1996   SEPTEMBER 30, 1997
                                                    ------------------ ------------------  ------------------   ------------------

Primary
Net income before extraordinary item                        $  124         $  682              $  509              $1,239
Extraordinary loss                                              --           (264)                 --                (264)
                                                            ------         ------              ------               -----
   Net income                                               $  124         $  418              $  509               $ 975
                                                            ======         ======              ======               =====


Weighted average common equivalent shares outstanding:
   Average common shares outstanding                         2,972          8,746               2,751               4,734
   Common stock equivalents -
         stock options                                       2,465            836               2,115               2,978
                                                            ------         ------              ------               -----

Weighted average common and
   common stock equivalent shares                            5,437          9,582               4,866               7,712
                                                            ======         ======              ======               =====

Income before extraordinary item per share                   $0.02          $0.07               $0.10               $0.16
   Extraordinary loss per share                                 --           (.03)                 --                (.03)
                                                            ------         ------              ------               -----
   Net income per share                                      $0.02          $0.04               $0.10               $0.13
                                                            ======         ======              ======               =====




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